EXHIBIT 99.1
[EXPIRED]

AMENDED

SHAREHOLDERS’ AGREEMENT

AGREEMENT dated November 6, 2015, amended and restated as of July 11, 2016, by and among certain owners or holders of shares of Class B Common Stock issued by The Dixie Group, Inc., set forth on Annex A, attached hereto (Each such person sometimes referred to herein as the “Shareholder” and collectively as the “Shareholders”), and Daniel K. Frierson, individually, and in his capacity as a Shareholder. As set forth below, Daniel K. Frierson’s designated successor under this Agreement shall be his son, Daniel K. Frierson, Jr. (Kennedy Frierson).

1. The Shareholders believe it to be in the best interests of themselves and The Dixie Group, Inc. (the “Corporation”) that their shares of Class B Common Stock of the Corporation be voted by Daniel K. Frierson for a period of seven (7) years from the date hereof, and that Daniel K. Frierson shall, for such term, be their agent and attorney-in-fact, possessing the irrevocable powers set forth herein.

Notwithstanding the foregoing, the Shareholders shall be entitled to receive payment of all dividends, if any, declared by the Corporation with respect to the shares of Class B Common Stock subject to this Agreement.

2. During the term of this Agreement, Daniel K. Frierson, or Kennedy Frierson in his capacity as the designated successor of Daniel K. Frierson, shall be entitled to vote all of the shares of Class B Common Stock of the Corporation which the shareholders now or hereafter own, hold or otherwise have the right to vote at all annual, special or other meetings of the Corporation’s shareholders (or for purposes of any action by written consent in lieu of any such meeting or for purposes of taking any corporate action required or permitted to be taken by vote of the Corporation’s shareholders) and at any other time or times that such shares are required to be, or may be voted. Upon the execution of this Agreement, the Shareholders shall execute and deliver an irrevocable proxy in the form attached hereto as Exhibit A. From time to time, and as requested by Daniel K. Frierson, the Shareholders agree to take such further action as is reasonably necessary or desirable to cause all shares of Class B Common Stock held by them to be subject to the provisions of this Agreement.

During the term hereof, Daniel Kennedy Frierson, Jr. (Kennedy Frierson) shall be the designated successor to Daniel K. Frierson pursuant to this Agreement and subject to the terms hereof. In such capacity as the designated successor to Daniel K. Frierson, Kennedy Frierson shall exercise all right and power pertaining to Daniel K. Frierson under this Agreement and the proxy delivered pursuant hereto, including but not limited to the right and power to vote all shares of Class B Common Stock subject to this Agreement; provided, however, that Kennedy Frierson shall act in the capacity of successor and exercise such right and power only in the event of Daniel K. Frierson’s death, disability or incapacity. It is understood and agreed that unless and until such death, disability or incapacity of Daniel K. Frierson, the right or power to vote all shares of Class B Common Stock subject to this Agreement (and all other rights and powers pertaining to Daniel K. Frierson under this Agreement) shall be solely vested in Daniel K. Frierson. Provided further, in the case of incapacity or disability, Kennedy Frierson shall act as the successor to Daniel K. Frierson for only so long as such disability or incapacity of Daniel K. Frierson continues. For the purposes hereof, disability or incapacity shall be such mental or physical condition as shall substantially and materially impair the ability of Daniel K. Frierson to exercise the rights and powers pertaining to him under this Agreement and the Proxy delivered pursuant hereto. Daniel K. Frierson shall have the right during the term hereof to revoke the designation of Kennedy Frierson as his successor, by delivery of a written notice to the secretary of the Corporation expressing or declaring such revocation.

In the event of the death or incapacity of any Shareholder, their permitted transferees, personal representatives, successors, assigns, heirs, and grantees (and any subsequent transferees of those persons) shall become parties to this Agreement and shall execute and deliver irrevocable proxies in the form of proxy attached hereto as Exhibit A. Any Shareholder may, but shall not be obligated to, designate, in writing, a successor who shall be entitled to all of their respective rights under this Agreement, in which case such designated successor shall represent any or all of their respective permitted transferees, personal representatives, successors, assigns, heirs and grantees (and subsequent transferees of such persons) with

EXHIBIT 99.1
respect to any and all shares of Class B Common Stock held by such persons or entities subject to this Agreement. Upon such event, all references in this Agreement to “Daniel K. Frierson” or “Shareholder” as the case may be, shall be substituted with and shall mean Daniel K. Frierson’s or such Shareholder’s designated successor, or in the absence of such designated successor, such permitted transferees, personal representatives, successors, assigns, heirs and grantees (and any subsequent transferees of those persons).

3. The Shareholders may, at their discretion, transfer from time to time any or all of their shares subject to this Agreement provided that they: (1) give Daniel K. Frierson advance written notice of such proposed transfer; and (2) offer to exchange such shares of Class B Common Stock for shares of common stock held by Daniel K. Frierson. In the event that Daniel K. Frierson elects not to exchange shares of common stock for such shares of Class B Common Stock, then the transferring party may complete such transfer. If such transfer is not otherwise permitted by the Corporation's Charter, then such shares of Class B Common Stock shall be converted to shares of common stock prior to such transfer. Any transfer otherwise permitted by Article Four of the Corporation's Charter to a permitted transferee of such party may be made without converting such shares to common stock provided that such transferred shares shall remain subject to this Agreement for the term hereof.

4. This Agreement shall continue in effect until November 6, 2022 [corrected date July 11, 2023]; provided, however, that this Agreement may be terminated sooner by a written agreement signed by all Shareholders then a party to the Agreement, or by the written agreement of Daniel K. Frierson and Kennedy Frierson. In the event of the death or incapacity of a Shareholder, this Agreement shall not terminate but shall continue in full force and effect.

5. This Agreement may not be modified or amended except by a written agreement signed by or on behalf of each Shareholder then a party to the Agreement.

6. Each Shareholder agrees to perform any act and to execute and deliver any documents or instruments which may be reasonably necessary or desirable to fully implement the provisions of this Agreement.

7. This Agreement supersedes, terminates and cancels all other oral or written agreements entered into prior to the date of this Agreement between any of the parties with respect to the matters covered herein.

8. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is determined by a court of competent jurisdiction to be in conflict with applicable law, then such provision will not be wholly invalid but will be enforced to the maximum extent permitted by law.

10. The omission by any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of such provision, and the waiver by any party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision.

11. This Agreement shall be binding upon and enforceable by the permitted transferees, personal representatives, successors, assigns, heirs, grantees and pledgees of the parties and of any subsequent transferees of those persons.

12. This Agreement has been entered into and shall be governed, construed and interpreted pursuant to and in accordance with the laws of the State of Tennessee.

EXHIBIT 99.1

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective the day and year first above written.

SHAREHOLDERS

/s/ Daniel K. Frierson
Daniel K. Frierson

/s/ D. Kennedy Frierson, Jr.
D. Kennedy Frierson, Jr.

/s/ Emily F. Brown
Emily F. Brown

/s/ Joan H. Frierson
Joan H. Frierson, individually, and
In her capacity as Trustee for Crocker F. Barker;
Alice Kennedy Brown; Frierson L. Brown;
Bennett P. Brown; Madeleine C. Frierson;
and Parker E. Frierson

EXHIBIT 99.1

EXHIBIT A
FORM OF IRREVOCABLE PROXY
IRREVOCABLE PROXY

In consideration of the receipt of One Dollar ($1.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned shareholders nominate and appoint DANIEL K. FRIERSON as their true and lawful attorney, with full power of substitution for and in their name, to vote all of the shares of Class B Common Stock of The Dixie Group, Inc., a Tennessee corporation of which the undersigned shareholders are or hereafter may be the owner, at any and all annual, special or other meetings of the shareholders of The Dixie Group, Inc. and for any and all purposes, so long as this irrevocable proxy remains in full force and effect; the attorney is to have all of the powers which the undersigned parties would possess if present personally at any meetings.

This irrevocable proxy has been executed in furtherance of a Shareholder Voting Agreement to which the undersigned are parties, and it shall continue in effect until such date as the Shareholder Voting Agreement shall terminate.

SHAREHOLDERS

/s/ Daniel K. Frierson
Daniel K. Frierson

/s/ D. Kennedy Frierson, Jr.
D. Kennedy Frierson, Jr.

/s/ Emily F. Brown
Emily F. Brown

/s/ Joan H. Frierson
Joan H. Frierson, individually, and
In her capacity as Trustee for
Crocker F. Barker; Alice Kennedy Brown;
Frierson L. Brown; Bennett P. Brown;
Madeleine C. Frierson; and Parker E. Frierson

EXHIBIT 99.1

ANNEX A

Shareholders and Shareholdings

Numbers as of March 18,2024

SHAREHOLDERS	SHAREHOLDINGS
Daniel K. Frierson	669,652
D. Kennedy Frierson, Jr.	411,009
Emily F. Brown	25,542
Joan H. Frierson, individually	94,879
Joan H. Frierson, individually, and In her capacity as Trustee for Crocker F. Barker; Alice Kennedy Brown; Frierson L. Brown; Bennett P. Brown; Madeleine C. Frierson; and Parker E. Frierson	48,220